Exhibit 10.16
EXECUTION VERSION
DEVELOPMENT AND MANUFACTURING AGREEMENT
     THIS DEVELOPMENT AND MANUFACTURING AGREEMENT (this “Agreement”) is made effective the 27th day of February, 2008, among Cornerstone BioPharma, Inc., a Delaware corporation (“Company”), NEOS Therapeutics, L.P., a Texas limited partnership (“Manufacturer”) and Coating Place, Inc., a Wisconsin corporation (“Supplier”). Manufacturer, Supplier, and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Manufacturer is in the business of developing, compounding, processing, filling, testing and packaging human pharmaceutical products;
     WHEREAS, Supplier is in the business of supplying Wurster fluid bed coating for encapsulation of solid particulate materials used in the manufacture of human pharmaceutical products and, additionally, owns certain drug resin complex technologies;
     WHEREAS, Company is in the business of research, development, marketing and sales of human pharmaceutical products; and
     WHEREAS, the Parties desire to enter into this Agreement pursuant to which each will contribute its respective expertise and/or technologies with a view towards developing, manufacturing, marketing, and selling a [***] Hydrocodone/[***] suspension [***] (the “Product”), subject to obtaining necessary approvals from the United States Food and Drug Administration (“FDA”) [***].
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements set forth hereby and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto have agreed and do hereby agree as follows:
     1. Definitions. In addition to the other terms defined elsewhere herein, the following terms and phrases shall have the following meanings when used in this Agreement.
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[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     “CMC” means the chemistry, manufacturing and controls section(s) and data in the [***].
     “Development Work” means all the activities specified to be performed by Supplier or Manufacturer under this Agreement including without limitation work related to formulation of the Product, developing and documenting the manufacturing process related to the Product, preparing the CMC section of the [***] for the Product, and manufacturing the Product for use in connection with the [***]submission.
     “DMF” means, in relation to Supplier’s Drug Resin Complex, the Drug Master File containing all the information on the production and control of the Drug Resin Complex.
     “Drug Resin Complex” means the certain drug resin complex technologies that result in products with API ionically bound to an ion resin complex that may be coated for sustained release characteristics, which technologies are the subject of the Supplier Patent Applications (as defined in Section 9.9).
     “FDCA” means the federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles.
     “GMP” or “cGMP” means the FDA’s current good manufacturing practices, as specified in Title 21, Code of Federal Regulations, Part 210, and applicable FDA guidance documents, as the same shall be amended from time to time.
     “Laws” means any and all federal, state, and local laws, rules, Regulations, orders and requirements applicable to the Parties in performance of this Agreement including without limitation the following: the Prescription Drug Marketing Act of 1987, the Federal Food, Drug and Cosmetic Act, the Federal or State Regulatory Authorities (as defined below), and all regulations and other guidance or requirements of the FDA or any equivalent agency.
     “Manufacturer Adjusted COGs” means [***], all calculated in accordance with GAAP.
     “Manufacturing Site” means Manufacturer’s facilities where the Product formulation and manufacturing process are developed and where Product samples and quantities of Product for commercial sale are manufactured, stored and handled.
     “Net Profits” means [***], all calculated in accordance with GAAP.
     “Supplier Adjusted COGs” means [***], all calculated in accordance with GAAP.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     “Territory” means the United States of America and Canada (upon approval by the Canadian Regulatory Authority), including each of the states, provinces, territories, possessions and protectorates thereof, the District of Columbia, and the Commonwealth of Puerto Rico.
     2. General.
     2.1 Project Overview. Supplier, Manufacturer and Company each specialize in separate and distinct processes needed for successful commercialization of the Product, and each Party wishes to contribute its respective expertise and technologies to further that end. Supplier and Manufacturer shall license their respective intellectual property necessary to manufacture and commercialize the Product. Supplier shall supply Manufacturer with the Drug Resin Complex for manufacture of Product. Manufacturer shall develop, formulate, test and package the Product for delivery to Company. Company shall prepare and prosecute any applicable FDA approvals and, upon approval, shall market, sell and distribute the Product in the Territory. In turn, as more specifically set forth in this Agreement, each Party shall share equally in the Net Profits.
     2.2 Federal or State Regulatory Authorities; Regulations. The Parties are regulated by the FDA, the U.S. Drug Enforcement Administration (DEA), the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Federal Trade Commission (FTC), as well as other federal agencies and ancillary state authorities (hereinafter referred to individually and collectively as “Federal or State Regulatory Authorities”). The Parties further acknowledge that each of these Federal or State Regulatory Authorities has the authority to impose restrictions on their operations that could result in the commercial infeasibility of the objectives of this Agreement. Such restrictions may be the result of statutory or regulatory change, changes in non-regulatory guidances and policies issued by such Federal or State Regulatory Authorities, or enforcement actions, all of which are outside of their control. The regulatory environment under which the Parties operate, including current statutory and regulatory requirements, guidances, and policies, as well as any changes to such statutory and regulatory requirements, guidances, and policies promulgated or otherwise made effective after the date of execution of this Agreement are hereinafter referred to as the “Regulations.” Each of the Parties shall use reasonable efforts to keep all Parties apprised of statutory or regulatory changes, changes in non-regulatory guidances and policies issued by such agencies (i.e., changes to the Regulations) or enforcement actions that could affect the successful achievement of the objectives of this Agreement.
     2.3 Exclusivity/Non-Competition. During the Term of this Agreement, except as otherwise permitted hereunder (e.g., bankruptcy of Manufacturer), Company agrees not to purchase the Product, or any composition that directly competes with the Product, from any person or entity other than Manufacturer or to designate any other person or entity as a manufacturer of the Product, or any composition that competes with the Product, in supplemental filings with the FDA. During the Term of this Agreement, Manufacturer agrees not to (and not to assist any other person or entity to) develop, formulate, manufacture or supply the Product to any other person or entity, and, except as otherwise permitted hereunder (e.g., bankruptcy of Supplier), agrees not to purchase the Drug Resin Complex from any person or entity other than Supplier. During the Term of this Agreement, Supplier agrees not to supply (or to license any other person or entity to supply) the Drug Resin Complex related to the Product to any other person or entity.
     3. Formulation and Manufacturing Process Development.
     3.1 Manufacturer’s Site. Manufacturer shall, at its expense, establish the Manufacturing Site as an FDA certified and approved GMP facility by the date specified in the Product Development Plan (as defined below) and promptly shall provide Company with a copy of the written GMP facility approval it receives from the FDA. The Parties acknowledge that Manufacturer is in the process of GMP recertification by the FDA and that it expects such approval prior to commencing the clinical [***] study. However, in the event that Manufacturer has not achieved GMP recertification from the FDA during the development phase, Manufacturer shall provide sufficient technology transfer and personnel to Supplier to transfer the development and manufacture of Product to Supplier’s facility or a third-party facility as agreed by the Parties, such approval not to be unreasonably withheld. If, pursuant to the preceding sentence, Supplier assumes Manufacturer’s manufacturing responsibility, then Supplier shall assume the rights and obligations of Manufacturer under this Agreement with respect to the manufacture of the Product.
     3.2 Product Development Plan. The Parties agree to jointly develop a plan of action and milestones to perform the Development Work (the “Product Development Plan”), which will be negotiated in good faith, duly executed by the Parties, and attached hereto as Exhibit A to this Agreement. All development activities shall be performed by Manufacturer in compliance with all applicable Laws. Manufacturer and Supplier shall use commercially reasonable efforts to complete the development of the Product in a timely fashion consistent with the Product Development Plan, and keep Company informed of the progress and status of the development activities. Upon successful completion of the Development Work, the Parties’ mutually agreed specifications for the Product (the “Specifications”) will be attached hereto as Exhibit B. Except as set forth in Section 3.4, fees for the development activities for the Product shall be as provided in the Product Development Plan. Supplier shall invoice Manufacturer, and Manufacturer shall invoice Company, for each of its completed steps of the Product Development Plan monthly. Invoices shall contain details regarding the steps completed and the amount being charged for such completed work. Payments of invoices shall be in accordance with Section 7.5(a).
     3.3 CMC. Manufacturer shall, in consultation with Company’s development staff, prepare and provide regulatory data and documentation and draft CMC respecting the manufacture of the Product, all in compliance with applicable Regulations. Company shall critically review and provide corrections to the CMC section in a timely fashion. Manufacturer shall use commercially reasonable efforts to be prepared for any FDA pre-approval inspection of the Manufacturing Site. Manufacturer shall cooperate with Company to respond to any FDA information requests relating to the CMC section that may arise during the [***] submission, Federal or State Authorities Regulatory review and approval processes and, upon Company’s reasonable request, will provide other assistance related to obtaining [***] approval.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     3.4 Retesting; Manufacturer Adjusted COGs; Supplier Adjusted COGs. Company acknowledges and agrees that, because this is a development project, Manufacturer and Supplier may need to repeat certain steps in connection with each FDA approval if testing indicates that additional work is necessary or if additional work is requested by the FDA. In addition, Company acknowledges and agrees that additional work may be required by the FDA after its inspection or review of the documents filed with the FDA. Manufacturer and Supplier will attempt to minimize any deviations from the Product Development Plan; however, if additional steps or work are determined to be necessary by Manufacturer or Supplier or the FDA to be necessary, Manufacturer or Supplier shall inform Company of the nature, extent and expected costs associated with such additional steps or work and Company and Manufacturer or Supplier, as the case may be, shall negotiate in good faith to amend the Product Development Plan to provide for same.
     3.5 Project Coordination. During the development phase, at least one representative of each Party will participate in one weekly telephone conference and one quarterly face-to-face conference at a mutually agreeable location to review, coordinate, and discuss issues and progress regarding Product development. For the avoidance of doubt, such representatives shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, to resolve differences of opinion between the Parties regarding the interpretation of this Agreement or to approve actions of the Parties that are inconsistent with this Agreement.
     4. Manufacture of the Product.
     4.1 General. Following approval [***] by the FDA, and during the Term of this Agreement, Manufacturer agrees to manufacture and supply the Product, the Product of which shall conform to the Specifications, Regulations, and cGMPs. Manufacturer or Supplier shall notify Company if there is any issue with time lines and delivery of Product under this Agreement. The Specifications may be amended from time to time by written agreement of the Parties without the necessity of amending this Agreement.
     4.2 Testing and Documentation. Promptly following each manufacturing run, Manufacturer shall (a) test each lot of finished Product in accordance with Parties’ agreed upon written Product Specifications; and (b) certify within a commercially reasonable period of lot release that: (i) each lot of finished Product shall conform with all Regulations of all applicable Federal or State Regulatory Authorities, (ii) each lot was produced and tested in accordance with the Specifications, (iii) each lot is in compliance with cGMP requirements and other applicable documents including the [***] and DMF for Product, and (iv) each lot complies with any other regulatory documents that contain procedures agreed upon in writing between the Parties. Manufacturer shall retain all relevant records pertaining thereto as may be required by GMP and other applicable Laws.
     4.3 Acceptance of Lots. Company shall have a period of thirty (30) days following receipt of samples and completed batch records for a Product lot from Manufacturer to notify Manufacturer that the Product lot is rejected. Rejection of the Product shall be based on: (a) non-

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

conformance to Specifications; (b) adulteration or misbranding within the meaning of the FCDA, or (c) Product not having been prepared under compliance with cGMP or other applicable Laws. Along with rejection, Company shall provide an accompanying report of analysis (including the Product sample and lot number from the lot analyzed) conducted in accordance with the testing protocols in the Product Specifications set forth in the [***]. If no such notice of rejection of non-conforming Product is received by Manufacturer in accordance with the procedure and time frame described herein, Company shall be deemed to have accepted such delivery of Product.
     4.4 Remedies for Rejection of a Lot. Manufacturer shall cooperate in good faith to resolve the rejection of a lot. Within thirty (30) days from Manufacturer’s receipt of notice of rejection, Manufacturer shall notify Company whether or not it accepts the basis for Company’s rejection. If Manufacturer’s and Company’s testing data disagrees, each of Manufacturer and Company hereby agree to submit a sample of the rejected Product to a mutually agreed upon third-party laboratory for testing in accordance with the Product Specifications. The fees and expenses for such laboratory testing shall be borne equally by the Parties if the Product is found to be non-conforming and otherwise by Company. Upon rejection of Product, Manufacturer shall use commercially reasonable best efforts to replace such rejected Products.
     5. Supply of Drug Resin Complex and Materials for Commercial Supply.
     5.1 Drug Resin Complex.
          (a) Following approval [***] by the FDA, and during the Term of this Agreement, Supplier agrees to supply Drug Resin Complex to Manufacturer with all quantities needed to produce Product in any Firm Zone (as defined below) from time to time, which Drug Resin Complex shall conform to and be supplied in accordance with the DMF, Laws, and cGMPs. Supplier shall notify both Manufacturer and Company, if there is any issue with time lines and delivery of Drug Resin Complex to support quantities in any Firm Zone.
          (b) Supplier shall (i) test each lot of Drug Resin Complex in accordance with the Specifications; and (ii) certify that: (A) each lot of Drug Resin Complex shall conform with all Laws, (B) each lot was produced and tested in accordance with the Specifications, (C) each lot is in compliance with cGMP requirements and other applicable documents including the [***] and DMF for Product, and (D) each lot complies with any other regulatory documents that contain procedures agreed upon in writing between the Parties. Supplier shall retain all relevant records pertaining thereto as may be required by GMP and other applicable Laws.
     5.2 Materials. Manufacturer shall source all bulk materials, active ingredients or inactive ingredients and other manufacturing and test materials (other than Drug Resin Complex) in order to manufacture Product in accordance with the Specifications, such items to be in accordance with the United States Pharmacopeia (“USP”) and other Laws. Manufacturer shall perform all testing of such Drug Resin Complex required by the applicable Specifications. Supplier shall similarly source all materials needed by it for production of Drug Resin Product.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     6. Regulatory Filings.
     6.1 Filing Fees. Company shall be solely responsible for all costs and expenses directly related to filings required by the FDA, with the exception of the Pharmaceutical Development Utility Fee Act (“PDUFA”) fees, which shall be shared equally by the Parties. Upon written demand by Company, each of Manufacturer and Supplier shall within thirty (30) days reimburse Company for its share of the PDUFA fees.
     6.2 Designation as Manufacturer. Manufacturer shall be responsible for providing all documentation necessary for Company to designate Manufacturer as the manufacturer and supplier of the Product [***]. Manufacturer shall be available for any required FDA inspections of its facility or its documentation. Manufacturer shall have no obligation to manufacture the Product unless and until Manufacturer has successfully been designated and approved as a manufacturer [***].
     6.3 [***] DMF References. Supplier shall be responsible for preparing and filing the DMF for the Drug Resin Complex at its sole expense. Supplier promptly thereafter shall issue a letter to FDA Drug Master File Staff granting the Company reference authorization to its DMF for the Drug Resin Complex used in the manufacture of the Product.
     6.4 [***] Submission. After Manufacturer successfully completes the development and manufacture of samples of Product, Company shall have [***] studies performed [***]. Company will, at its sole and exclusive expense, arrange and pay for the performance of the studies that are necessary, if such studies are successful, to satisfy the requirements of the FDA [***] (including contracting with, at its sole and exclusive expense, the contract research organization(s) (“CRO”) and approving the protocols and contracts for applicable [***] studies [***]), and subject to successful completion of those studies, for preparing and submitting to the FDA [***] to obtain regulatory approval for the Product. Company shall use commercially reasonable efforts to receive regulatory approval for the Product within [***] after Company submits [***] for the Product to the FDA.
     6.5 Remedial Actions. If the [***] study for the Product fails or if [***] the Product is rejected by the FDA, the Parties will investigate the reasons why the [***] study for the Product failed or Company’s [***] was rejected by the FDA, and the Parties will discuss the results of the investigation and the additional research and development work they believe is necessary for the Product and the anticipated costs to perform the additional research and development work and to have the additional study or studies performed. If Company decides to proceed with such additional work and/or studies, then Manufacturer and Supplier will perform at Company’s request such additional research and development work for the Product, and Company will pay Manufacturer and Supplier for such additional work Manufacturer and Supplier perform for Company based on a new Product Development Plan.
     7. Price; Sales.
     7.1 Compensation. Compensation for Parties shall be as follows: (a) Two Hundred Fifty Thousand Dollars ($250,000) to be paid by Company to Manufacturer upon execution of

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

this Agreement, (b) Two Hundred Fifty Thousand Dollars ($250,000) to be paid by Company to Supplier upon execution of this Agreement, and (c) after Product is launched, the Parties shall share Net Profits in equal parts.
     7.2 Cost Determination. [***]
     7.3 Selling Price Determination. Selling price, changes in selling price, or pricing strategy related to selling price shall be determined by the Company in its sole discretion (a) following a consultation with Supplier and Manufacturer and (b) using a commercially reasonable methodology.
     7.4 Production Forecasts.
          (a) Manufacturer shall use commercially reasonable efforts to manufacture and supply sufficient quantities of the Product to fulfill Company’s anticipated requirements as indicated by actual purchase orders submitted by Company from time to time during the Term; provided, that Manufacturer shall have at least three (3) months after receipt of a purchase order to deliver the Product and that Company shall have continued to provide Manufacturer three (3) months in advance with a noncancellable, firm three (3) month purchase order (the “Firm Zone”) and a non-binding rolling six (6) month forecast of anticipated orders outside the Firm Zone. In the event that the Company at any time fails to provide the Manufacturer with such purchase order and/or forecast, the Manufacturer shall have no obligation to produce any quantities of Products in excess of the quantities set forth in the last non-binding forecast received by Manufacturer from the Company.
          (b) From time to time, due to significant unforeseen circumstances, Company may deliver to Manufacturer a Purchase Order for Product volumes in excess of those specified in any forecast. In the event that Company delivers a purchase order requesting that Manufacturer provide Product volumes in excess of the last non-binding forecast received by Manufacturer from the Company, Manufacturer shall use commercially reasonable efforts to provide Company with such excess Product volumes.
          (c) Promptly following Manufacturer’s receipt of each purchase order and rolling forecast, Manufacturer shall place counterpart purchase orders and non-binding forecasts with Supplier regarding its requirements for Drug Resin Complex.
     7.5 Invoicing; Payments; Audit.
          (a) Supplier and Manufacturer will render invoices in connection with their shipments of Drug Resin Complex and Product hereunder, which invoices shall be due and payable by Manufacturer or Company as the case may be within thirty (30) days after receipt.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

          (b) After Product is launched, a third of Net Profits shall be paid by Company to Supplier and a third of the Net Profits shall be paid by Company to Manufacturer, which payments shall be accompanied by a report detailing the calculation of such Net Profits and paid within thirty (30) days after the end of (i) each of the first six (6) full calendar months following commercial launch, and (ii) each calendar quarter thereafter.
          (c) In determining the direct costs that any of the Parties attributes to the Product (“Product Direct Costs”) for purposes of calculating Manufacturer Adjusted COGS, Supplier Adjusted COGS or Net Profits, as the case may be, the Parties shall not include any costs or expenses to the extent arising out of or relating to (i) any contract or agreement entered into prior to the date of this Agreement, or (ii) any event or occurrence happening prior to the date of this Agreement.
          (d) In the event of a dispute regarding Product Direct Costs, the Parties shall attempt to resolve the discrepancy in good faith by providing such financial information as may be required, which information shall be Confidential Information under Section 10. If the Parties are unable to resolve the dispute informally, each of the Parties shall have the right, at its own expense and at any reasonable time or times, to cause a third party independent auditor not engaged on a contingency basis and approved by the audited Party (not to be unreasonably withheld) to inspect and audit the books and records of the other Party solely to verify Product Direct Costs attributed to their respective contribution for a period of two (2) years from and after the period in which such Product Direct Costs were incurred; provided, however, that once Product Direct Costs have been audited with respect to any period, such Product Direct Costs for such period shall not again be subject to audit. Any such audit (i) shall be conducted after reasonable prior notice, during normal business hours and at the location(s) where such books and records are normally kept and (ii) may not be conducted more than once in any given twelve (12) month period. The auditor shall only report to the Parties the amount, if any, of any correction (each a “Correction Amount”) and shall not disclose to the Parties either the detailed or underlying information supporting such conclusion or any of such auditor’s work papers. The results of the Audit shall be Confidential Information, shall be shared concurrently with all the Parties, and shall be binding on the Parties. Notwithstanding the foregoing, in the event that any such audit results in a Correction Amount, it shall be accounted for in the following monthly or quarterly payment under Section 7.5(b) as follows:
               (i) If Product Direct Costs originally were overstated by a Party, then such Party’s share of Net Profits shall be reduced by an amount equal to two-thirds of the Correction Amount and the other Parties’ respective share of Net Profits for such monthly or quarterly period shall be increased by an amount equal to one-third of the Correction Amount.
               (ii) If Product Direct Costs originally were understated by a Party, then such Party shall be entitled to a payment from monthly or quarterly Net Profits prior to and in preference to the other Parties in an amount equal to the Correction Amount. Following such preferential payment, the remaining Net Profits for such monthly or quarterly period shall be allocated to the Parties in equal shares as contemplated by Section 7.5(b).

     8. Representations and Warranties.
     8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to each of the other Parties as follows:
          (a) This Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered, and is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. Such Party has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby.
          (b) Delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Regulations of laws of any court having jurisdiction over it.
     8.2 Manufacturer’s Representations and Warranties. Manufacturer hereby represents and warrants to Company and Supplier as follows:
          (a) As of the date hereof, Manufacturer has the right to license the Manufacturer IP to Company for purposes of the Development Work and the commercialization of the Product. Manufacturer owns all right, title and interest in and to, or otherwise controls, the Manufacturer IP.
          (b) Manufacturer has not, and during the Term and will not, grant any right to any third party relating to the Manufacturer IP in a manner, or pursue any other activity that would otherwise conflict with the rights granted to Company hereunder.
          (c) As of the date hereof, Manufacturer has no actual knowledge that (i) any third party is infringing any of Manufacturer IP or misappropriating or using Manufacturer IP, and (ii) the Manufacturer IP, as applied to the Product, infringes any third party intellectual property rights. Manufacturer has not received any written communication from a third party claiming that intellectual property rights owned or controlled by such third party would be misappropriated or infringed by the use of the Manufacturer IP.
          (d) As of the date hereof, Manufacturer has not been served with any interference action or litigation with respect to the Manufacturer IP and Manufacturer has not received any written communication that expressly threatens interference actions or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to any of the Manufacturer IP. Manufacturer represents and warrants that as of the date of this Agreement it is not aware of any prior art or other information that would render any patent under the Manufacturer IP invalid. Manufacturer represents and warrants that as of the date of this Agreement it is not aware of any patent or any other third party intellectual property right that would be infringed by Manufacturer in the fulfilling its obligations under this Agreement.
          (e) Without limiting the generality of the foregoing, Manufacturer represents and warrants that it has the right to provide to Company the Product and information provided by Manufacturer hereunder, and to grant Company the right to use such Product and information for the conduct of Company’s rights and obligations hereunder.

          (f) Manufacturer will not use, in any capacity associated with or related to the manufacture of the Product, the services of any persons who have been debarred under 21 U.S.C. § 335a(a) (or who become the subject of new debarment proceedings commenced after the Effective Date) or any comparable Law. Furthermore, neither Manufacturer nor, to the knowledge of Manufacturer, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval, or suspension, or (ii) any other Law cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.
          (g) Following Manufacturer’ receipt of the FDA’s approval of the Manufacturing Site as a GMP manufacturing facility, Manufacturer will use its commercially reasonable efforts to thereafter maintain throughout the remainder of the Term all manufacturing consents necessary for the performance of its obligations hereunder.
          (h) The manufacture, packaging, processing, storage, disposal and other handling of the Product by Manufacturer until delivery to Company’s designated carrier or freight forwarder at the Manufacturing Site shall be in material accordance with and conform to the Specifications, GMP, and applicable Regulations. Product shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act.
     8.3 Supplier’s Representations and Warranties. Supplier hereby represents and warrants to Company and Manufacturer as follows:
          (a) As of the date hereof, Supplier has the right to license the Supplier IP to Manufacturer for purposes of the Development Work and the commercialization of the Product. Supplier owns all right, title and interest in and to, or otherwise controls, the Supplier IP.
          (b) Supplier has not, and during the Term and will not, grant any right to any third party relating to the Supplier IP in a manner, or pursue any other activity, that would otherwise conflict with the rights granted to Company and Manufacturer hereunder.
          (c) As of the date hereof, Supplier has no actual knowledge that (i) any third party is infringing any of Supplier IP or misappropriating or using Supplier IP, and (ii) the Supplier IP, as applied to the Drug Resin Complex or the Product, infringes any third party intellectual property rights. Supplier has not received any written communication from a third party claiming that intellectual property rights owned or controlled by such third party would be misappropriated or infringed by the use of the Supplier IP.
          (d) As of the date hereof, Supplier has not been served with any interference action or litigation with respect to the Supplier IP, and Supplier has not received any written communication that expressly threatens interference actions or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to any of the Supplier IP. Supplier represents and warrants that as of the date of this Agreement it is not aware of any prior art or other information that would render any patent under the Supplier IP invalid. Supplier represents and warrants that as of the date of this Agreement it is not aware of any patent or any other third party intellectual property right that would be infringed by Supplier in the exercise or practice of this Agreement.

          (e) As of the time of release of Drug Resin Complex to Manufacturer in accordance with this Agreement, all Drug Resin Complex released (i) will conform to the applicable Specifications, and (ii) will have been manufactured in material accordance with GMP (if applicable) and all applicable Laws and in accordance with the applicable certificates of analysis.
          (f) Without limiting the generality of the foregoing, Supplier represents and warrants that it has the right to provide to Manufacturer the Drug Resin Complex and information provided by Supplier hereunder, and to grant Company and Manufacturer the right to use such Drug Resin Complex and information for the conduct of Company and Manufacturer’s rights and obligations hereunder.
          (g) Supplier will not use, in any capacity associated with or related to the supply of the Drug Resin Complex, the services of any persons who have been debarred or who are currently under investigation for possible debarment under 21 U.S.C. § 335a(a) or any comparable Regulations. Furthermore, neither Supplier nor, to the knowledge of Supplier, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval, or suspension, or (ii) any other Regulations cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.
     8.4 Company’s Representations and Warranties. Company hereby represents and warrants to Supplier and Manufacturer as follows:
          (a) Company is the owner or has the lawful right to use or grant the right to use any and all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, copyrights and copyright rights, trade dress, business and Product names, logos, slogans, other proprietary information and related documentation, and all pending applications for and registrations of trademarks, service marks and copyrights that (i) it provides to Manufacturer in connection with the manufacture of the Product, or (ii) it uses in connection with the marketing, sale or distribution of Product.
          (b) Company will not make any claims in any packaging, labeling, advertising or promotional material regarding the Product that it knows to be false.
          (c) As of the date hereof, Company has not been served with any interference action or litigation with respect to the Product and Company has not received any written communication that expressly threatens interference actions or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to the Product. Company represents and warrants that as of the date of this Agreement it is not aware of any prior art or other information that would render any patent under the Supplier IP or the Manufacturer IP invalid. Company represents and warrants that as of the date of this Agreement it is not aware of any patent or any other third party intellectual property right that would be infringed by Company in fulfilling its obligations under this Agreement.

          (d) Company will not use, in any capacity associated with or related to the clinical development and FDA submission of the Product, the services of any persons who have been debarred or who are currently under investigation for possible debarment under 21 U.S.C. § 335a(a) or any comparable Regulations. Furthermore, neither Company nor, to the knowledge of Company, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval, or suspension, or (ii) any other Regulations cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.
     9. Intellectual Property.
     9.1 Existing Inventions and Know-How. Ownership of existing inventions and know-how of any Party or future inventions and know-how of any Party made outside the scope of this Agreement shall remain the sole property of such Party, subject to any licenses granted in this Agreement.
     9.2 Inventions and Know-How Developed Under this Agreement by a Party. Any and all inventions (including all results and know-how), whether or not patentable, that is conceived, reduced to practice, or otherwise developed within the scope of this Agreement solely by a single Party’s officers, employees, contractors and agents shall be owned solely by such Party along with all related intellectual property rights (“Sole Inventions”), subject to any licenses granted in this Agreement.
     9.3 Inventions and Know-How Developed Jointly Under this Agreement. All other inventions (including all results and know-how), whether or not patentable, that is jointly conceived, reduced to practice, or otherwise developed by officers, employees, contractors and agents of two or more Parties under the scope of this Agreement shall be owned jointly by such Parties along with all related intellectual property rights (“Joint Inventions”).
     9.4 Joint Invention Rights. Patent applications on Joint Inventions may be filed only if the relevant Parties agree to file jointly on them. If such Parties agree to file for and obtain patents on Joint Inventions, all expenses incurred therein shall be shared equally, except that the employer of each inventor, if applicable, will pay the inventor’s compensation. If a patent is obtained on a Joint Invention, no such joint Party shall transfer its interest in such patent to a third party unless the other Party agrees to do so. Notwithstanding the foregoing, the Parties shall be entitled to transfer their respective rights to their respective Affiliates and successors in interest. Subject to the exclusivity arrangements described in this Agreement, each Party is free to use and sublicense Joint Inventions to third parties without any further obligations or accounting to any other Party; provided, however, that nothing in this Section 9.4 gives another Party any rights with respect to intellectual property that is owned solely by the other Party.
     9.5 Assignments of Inventions. Each Party shall, and shall cause its officers, employees, contractors and agents to, (a) execute, all documents, including, without limitation, assignments of inventions and discoveries and all related intellectual property rights, and (b) perform such acts as may be necessary, useful or convenient to secure or enforce for the other Party statutory protection including patent, trademark, trade secret or copyright protection within the Territory for all intellectual property assigned to it pursuant to this Section 9.

     9.6 Regulatory Files. Company shall own all regulatory files with respect to the Product including without limitation regulatory data and documentation prepared by Manufacturer respecting the manufacture of the Product, including without limitation the [***] filing with the FDA related to the Product.
     9.7 Manufacturer IP. Manufacturer shall provide the intellectual property necessary for each Party to perform under this Agreement including all applicable know-how, trade secrets and United States Patent Application Serial Nos. 11/068,124 and 60/940,956 (the “Manufacturer IP”).
     9.8 License of Manufacturer IP. Subject to the terms of this Agreement, Manufacturer hereby grants to Company, and Company hereby accepts, an exclusive, irrevocable license, with right to sublicense, under the Manufacturer IP (a) for performance of Company and Supplier’s respective rights and obligations under this Agreement related to the Product in the Territory, and (b) to use, make, have made and otherwise to sell, market and commercialize the Product (as successfully developed under this Agreement) in the Territory; provided, however, that Company and Supplier shall only have the right under this Section 9.8 to make or have made such Product by a third-party manufacturer (i) if Manufacturer suffers an Insolvency Event, (ii) if following Manufacturer’s receipt of the FDA’s approval of the Manufacturing Site as a GMP manufacturing facility, the FDA revokes such approval, or (iii) if Manufacturer is unable to manufacture such Product for a period exceeding ninety (90) days due to Force Majeure or other cause.
     9.9 Supplier IP. Supplier shall provide the intellectual property necessary for each Party to perform under this Agreement including with respect to its technologies which are the subject of U.S. Patent Application Nos. 11/225,834, 11/674,921, and 11/674,940 (the “Supplier Patent Applications”), related know-how and trade secrets (collectively, the “Supplier IP”).
     9.10 License of Supplier IP. Subject to the terms of this Agreement, Supplier hereby grants to Company and Manufacturer, and Company and Manufacturer hereby accept, an exclusive, irrevocable license, with right to sublicense, under the Supplier IP (a) for performance of Company and Manufacturer’s rights and obligations under this Agreement related to the Product in the Territory, and, and (b) to use, make, have made and otherwise commercialize the Product (as successfully developed under this Agreement) in the Territory.
     9.11 Protection of Licensed IP. Manufacturer and Supplier may, but are not obligated to seek, in their respective name and sole expense, appropriate patent protection for its intellectual property. In the event that Manufacturer or Supplier have not sought patent protection for a particular feature of their respective intellectual property, the Parties may agree that Manufacturer or Supplier should apply for protection and Manufacturer or Supplier shall take reasonable steps to obtain such protection, with the out-of-pocket costs of seeking such protection being borne equally by the Parties.
     9.12 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by any Party to the other Parties are, and shall otherwise be deemed

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to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. Each Party further agrees that, in the event that any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of composition or it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, the other Parties as licensees shall have the right to retain and enforce their rights and license under this Agreement and shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.
     9.13 Further Assurances. Both during the Term of this Agreement and at any time thereafter, the Parties agree to execute any documents reasonably requested by the other Party to effect any of the above provisions.
     10. Confidential Information.
     10.1 Except as permitted below, each of the Parties (the “Receiving Party”) shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the “Providing Party”) or otherwise made available to the Receiving Party which the Providing Party considers to be and treats as proprietary or confidential (“Confidential Information”). Confidential Information shall not include information (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Providing Party or any other person with respect to such information; (c) which by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; (d) which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the Providing Party and was not acquired, directly or indirectly from the Providing Party; or (e) which is required to be disclosed by applicable Laws.
     10.2 Scope of Use. The Receiving Party shall not use any portion of the Confidential Information outside the scope of this Agreement.
     10.3. Restrictions on Use. The Receiving Party shall not directly or indirectly disclose, display, provide, transfer or otherwise make available all or any part of the Confidential Information to any person or entity at any time, unless the Receiving Party has received prior written permission from the Providing Party. The Receiving Party shall not make copies of the Confidential Information or any portion thereof. The Receiving Party shall not provide access to the Confidential Information to third parties, including consultants and independent contractors. The Receiving Party shall not at any time incorporate all or any portion of the Confidential Information into any other work, presentation, or product.
     10.4. Return of Information. The Receiving Party shall agree upon request of the Providing Party to return to the Providing Party all copies of the Confidential Information and all notes, memoranda or analysis relating thereto. In addition, the Receiving Party shall erase, delete or destroy all notes, documents, electronic mail, magnetic media or other computer storage, including system backups, which contain any Confidential Information.
     10.5. Compelled Disclosure. In the event that the Receiving Party, or anyone to whom Confidential Information is transmitted, becomes legally compelled to disclose any of the Confidential Information, the Receiving Party will provide the Providing Party with prompt notice so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Providing Party waives compliance in writing with the provisions of this Agreement, the Receiving Party or its representatives will furnish only that portion of the Confidential Information that is legally required to be disclosed (by judicial or similar process that would subject the Receiving Party or its representatives to contempt or similar penalty for failure to disclose) and will exercise the Receiving Party’s or its representatives’ best efforts to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information.
     10.6. Responsibility for Breach by Representatives. The Receiving Party shall be responsible for any breach of this Agreement by its representatives.
     10.7 Survival. The confidentiality and nondisclosure obligations of this Section 10 shall survive the expiration or termination of this Agreement and remain in effect for a period of five (5) years following the expiration or termination of this Agreement.
     11. Term/Termination.
     11.1 Unless sooner terminated pursuant to the terms hereof, this Agreement shall remain in full force and effect for fifteen (15) years after approval of the [***] (the “Term”). This Agreement may be extended beyond the Term for successive five (5) year period(s) (a “Successive Term”) if, at least one hundred eighty (180) days prior to the expiration of the Term or the expiration of a Successive Term, the Parties agree, in writing, that this Agreement will be extended for a Successive Term.
     11.2 This Agreement may be terminated by a Party hereto with respect to any other Party if: (a) such other Party hereto applies for or consents to the appointment of a custodian, receiver, trustee, or liquidator of all or a substantial part of its assets, or makes a general assignment for the benefit of creditors; or (b) such other Party hereto files, or submits, a petition or answer seeking an arrangement with its creditors under any bankruptcy or insolvency law or proceeding; or (c) any order, judgment or decree is entered against such other Party hereto, without the application, consent or approval of such Party appointing a custodian, receiver, trustee or liquidator or a substantial part of its assets or approving a petition seeking reorganization of such Party and such order, judgment, or decree shall continue unstayed and in effect for any period of sixty (60) days; or (d) such other Party hereto fails to remove an involuntary petition in bankruptcy filed against it within forty-five (45) days of the filing thereof; or (e) any order for relief is entered against such other Party hereto under the Bankruptcy Code

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(each, an “Insolvency Event”). Any such termination shall not affect the rights and obligations of the other Party hereto that is not subject to such Insolvency Event.
     11.3 This Agreement may be terminated immediately by written notice of any Party to the other Parties hereto if the Product is not commercially launched within the Territory by the fifth anniversary of this Agreement. Additionally, if following a failed [***] study for the Product or Company’s receipt of an FDA rejection of [***] the Product, Company decides not to proceed with additional work or studies, Company may by written notice to Manufacturer and Supplier immediately terminate this Agreement.
     11.4 Effects of Termination. Termination or expiration of this Agreement for any reason shall (a) be without prejudice to any rights that shall have accrued to the benefit of each Party prior to the effective date of such termination or expiration, including without limitation rights to be paid any amounts owed to such Party hereunder as of such date, and (b) not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement under Section 10.7.
     12. Dispute Resolution. In the event that a Party to this Agreement perceives the existence of a dispute with any Party or the other Parties to this Agreement concerning any right or duty provided for herein, the President, Chief Executive Officer or designee with authority to resolve the dispute completely of each Party will, as soon as practicable, confer in an attempt to resolve the dispute.
     13. Indemnification.
     13.1 Company hereby indemnifies and holds Manufacturer and Supplier harmless from and against any and all direct costs including actions, suits, proceedings, claims, losses, liabilities, damages and expenses (“Direct Costs”) arising out of or in connection with:
          (a) any breach by Company of any term, provision, covenant, agreement, representation or warranty contained herein; and
          (b) the sale, distribution or marketing of Product by Company or the administration or use thereof.
     13.2 Manufacturer hereby indemnifies and holds Company and Supplier harmless from and against any and all Direct Costs arising out of or in connection with any breach by Manufacturer of any term, provision, covenant, agreement, representation or warranty contained herein.
     13.3 Supplier hereby indemnifies and holds Manufacturer and Company harmless from and against any and all Direct Costs arising out of or in connection with any breach by Supplier of any term, provision, covenant, agreement, representation or warranty contained herein.

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     13.4 Notwithstanding Sections 13.1, 13.2 and 13.3, the indemnification obligations under those Sections shall not apply in each case to the extent any particular Loss is a direct result of (i) the negligence or intentional misconduct of the Party seeking indemnification or its representatives, or (ii) any matter for which the Party seeking indemnification is obligated to provide indemnification under Section 13.1, 13.2 or 13.3 to the other Party.
     13.5 Upon the occurrence of any event giving rise to a right to seek indemnification hereunder, the Party seeking indemnification shall give the indemnifying Party written notice of such claim, action or proceeding within ten (10) days after it becomes known to such Party; provided, however, that the failure to give such notice shall not relieve the indemnifying Party of its obligations to indemnify unless such failure materially and adversely affects the defense of such action and increases the liability of the indemnifying Party. The indemnifying Party shall, within ten (10) days after receipt of such notice, notify the other Party as to whether or not it intends to take over the defense of such action, failing which, the Party seeking indemnification shall be entitled to take over the defense of the action. Upon proper notification by the indemnifying Party of its intention to defend the claim, the indemnifying Party shall engage counsel reasonably satisfactory to the indemnified Party to assume the investigation and defense of the claim and shall keep the indemnified Party and its counsel currently informed as to all material aspects of the claim and its investigation and defense. The indemnified Party may, in such case, engage counsel to assist in the investigation and defense of the claim, but shall not be entitled to reimbursement for any expenses related to the engagement of such counsel. If the indemnifying Party elects not to assume the investigation and defense of the claim, or fails to make any election within the time period herein provided, then the indemnified Party shall be entitled to engage its own counsel for such investigation and defense, and shall be entitled to the full indemnification therefor.
     13.6 Notwithstanding the Parties’ respective rights to indemnification under this Section 13, no Party, nor any of its Affiliates or their respective directors, officers, employees or agents shall have any liability to any other Party for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement, even if such damages were foreseeable.
     14. Notices. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the Party giving the same, and shall be deemed to have been properly given and shall be effective upon being personally delivered or delivered by nationally recognized courier such as Federal Express which maintains a record of receipt and delivery, or three (3) days after being deposited in the United States mail, postage prepaid, registered or certified with return receipt requested, to another party at the address of such other Party set forth below or at such other address within the continental United States as such other Party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the earlier of the date of actual or deemed receipt thereof; and provided further that no notice of change of address shall be effective until the earlier of the date of actual or deemed receipt thereof. Personal delivery to a Party or to any officer, agent or employee of such Party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

If to Manufacturer, to:	NEOS Therapeutics, Inc.
2940 N. Hwy. 360, Suite 100
Grand Prairie, Texas 75050

If to Supplier, to:	Coating Place, Inc.
PO Box 930310
Verona, WI 53593

If to Company, to:	Cornerstone BioPharma, Inc.
2000 Regency Parkway, Suite 255
Cary, North Carolina 27511
Attention: President
     15. Relationship between the Parties. The Parties acknowledge that they are, and shall at all times remain, independent contractors. The Parties and their agents, servants, and employees shall under no circumstances be deemed agents or representatives of each other for any purpose whatsoever, unless otherwise agreed to in writing, and the Parties shall have no authority to enter into any contracts or commitments in the name or on behalf of each other or to bind the other in any way. No Party hereto is or shall be deemed to be a franchisee of any other Party hereto, and each covenants and agrees not to make any representation to any person, express or implied, to the contrary.
     16. Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. Notwithstanding the foregoing, if from any circumstances whatsoever fulfillment of any term or provision of this Agreement shall involve transcending the limit of validity of any applicable Law with regard to obligations of like character, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity and such obligation shall be fulfilled to the limit of such validity.
     17. Assignment. This Agreement and the rights and obligations of the Parties hereunder are freely assignable by each of the Parties; provided, however, that new assignee shall be required to accept all the rights and obligations of the assigning Party under this Agreement in a writing delivered to each of the other two Parties hereto.
     18. Waiver. The waiver by a Party of any breach of this Agreement shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

     19. Governing Law. All matters arising out of or relating to this Agreement and the transactions it contemplates shall be governed, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts-of-laws principles that would require the application of any other law.
     20. Independent Judgment. The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) they are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement.
     21. Entire Agreement; Amendment. This Agreement, the Product Development Plan and the purchase orders issued in connection herewith and consistent herewith embody the entire agreement of the Parties on the subject matter herein. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Parties hereto. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.
     22. Force Majeure. No Party shall be liable for any failure to perform or any delay in performing its obligations hereunder, when such failure or delay is due to Force Majeure and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as acts of God; newly interpreted or issued Laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; failure of public utilities or common carriers; and other similar extraordinary unforeseen events that are beyond the control of the affected Party, but shall not include general market or economic conditions and other ordinary risks of doing business. If, for any of the reasons set forth in this Section 21, any Party shall be unable to perform its obligations hereunder, it shall immediately notify the other Parties of such inability and the specific causes thereof and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing during the pendency of such causes, provided that it uses commercially reasonable efforts to overcome such causes.
     23. Insurance.
     23.1 Product Liability. Company shall, throughout the Term, obtain and maintain at its own cost and expense from a qualified insurance company with a Moody’s Rating of B+ or better, standard Product Liability Insurance naming Manufacturer, Supplier, and each of its officers, directors, employees, agents, and shareholders as additional insureds. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Product or Drug Resin Complex used in connection therewith or any use thereof.
     23.2 Other Insurance. Each Party shall, throughout the Term, obtain and maintain at its own cost and expense from a qualified insurance company sufficient insurance of the following types to insure its obligations under this Agreement, including, but not limited to: (i) worker’s compensation insurance in accordance with the statutory requirements of each state in which services related to Product or Drug Resin Complex are to be performed; (ii) employer’s liability insurance; and (iii) comprehensive general liability insurance, including contractual liability. Upon request, a Party shall provide any requesting Party with an original signed certificate of insurance evidencing all coverage herein required within thirty (30) days after such request. The certificate must provide that thirty (30) days prior written notice of cancellation or material change in insurance coverage will be provided to the other Parties hereto.
     23.3 Insurance Primary. An insurer who is otherwise obligated to pay a claim of a Party is not relieved of the responsibility with respect to such claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of Section 13. Upon payment of an indemnity claim, a Party that provides indemnification hereunder is subrogated to the rights of an indemnified Party against any insurer otherwise obligated to pay for such Direct Costs.
     24. Public Announcements. No Party shall use any other Party’s name in any press release, publicity, advertising, or other disclosure without such other Party’s prior written consent. Any public announcements or similar publicity with respect to this Agreement shall be at such time and in such manner as the Parties shall mutually agree, provided that nothing herein shall prevent any Party from, upon notice to and opportunity to review and comment by the other Parties, making such public announcements as such Party’s legal obligations require.
     25. Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format (PDF), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format (PDF), or similar format, shall be deemed to be their original signatures for all purposes.
[signature page follows]

[Signature Page to Development and Manufacturing Agreement]
     IN WITNESS WHEREOF, Company, Manufacturer and Supplier have each caused this Agreement to be executed by its duly authorized officer as of the date first shown above.

COMPANY:

Cornerstone BioPharma, Inc.

By:	/s/ Craig Collard

Name	Craig Collard
Title:	CEO

MANUFACTURER:

NEOS Therapeutics, L.P.

By:	/s/ Mark Tengle

Name	Mark Tengle
Title:	President

SUPPLIER:

Coating Place, Inc.

By:	/s/ Tim A Breunig

Name	Tim A Breunig
Title:	President

EXHIBIT A
PRODUCT DEVELOPMENT PLAN

EXHIBIT B
SPECIFICATIONS